EXHIBIT 99.1

microHelix Announces Second Quarter Financial Results

Sales increase 46% and Net Loss Substantially Reduced

For Immediate Release

Contact:	Terry Rixford Chief Financial Officer (503) 968-1600

RCG Capital Markets Group, Inc. (480) 675-0400

(July 28, 2003) – PORTLAND, Oregon – microHelix, Inc. (NASDAQ: MHLX), a leading designer, manufacturer and distributor of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets, today announced financial results for the second quarter and the six-month period ended June 30, 2003.

For the quarter ended June 30, 2003, the Company reported sales of $1,478,000, compared to $1,010,000 reported for the quarter ended June 30, 2002, an increase of 46 percent. The Company reported a net loss of $396,000 or $0.09 per share, compared to a net loss of $1,245,000 or $0.27 per share for the same quarter a year ago.

For the six-month period ended June 30, 2003, the Company reported sales of $2,489,000, compared to sales of $2,303,000 for the comparable period a year ago, an increase of 8 percent. The Company reported a net loss of $1,233,000 or $0.27 per share for the first six months of 2003, compared to a net loss of $1,946,000 or $0.42 per share for the first six months of 2002.

Ty Pettit, microHelix president and chief executive officer, commented, “We are very pleased with our accomplishments in a number of critical areas during the second quarter. We achieved an encouraging combination of financial improvements with our revenue growth, a substantial reduction in operating losses and a significant increase in our net cash position compared to the prior quarter’s end. During the quarter we were successful in expanding relationships with current customers and developing additional new business from those customers.”

Mr. Pettit continued, “We remain fully committed to aggressively managing our costs. In conjunction with the increase in sales, we believe that our reduced losses were also made possible by our ongoing efforts to bring expenses in line with reasonable revenue growth expectations. Tight cost control also allows us to compete successfully for new business, permitting our customers to get the benefit of our extensive interconnect system design and manufacturing capabilities. We are pleased with the market’s favorable response to our

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achieving ISO 9001-2000 registration during the 2nd quarter of 2003. These developments make microHelix an increasingly attractive long-term partner for our OEM customers and future prospects.”

For the second quarter ended June 30, 2003 the Company reported a gross profit of $183,000 compared to a gross loss of $297,000 for the same quarter a year ago. This $480,000 improvement was due to an improved utilization of the Company’s manufacturing facilities in both Portland, Oregon and Nogales, Mexico and the cost containment program that was initiated in October of 2002. In addition, for the quarter just completed, the Company shipped a favorable mix of higher margin products compared to the same quarter last year when a significant share of the sales related to a cost only reimbursement development contract.

Total operating expenses for the second quarter ended June 30, 2003 were $583,000 compared to $924,000 for the same quarter a year ago, a reduction of 37 percent. The reductions occurred in both the sales and marketing and the general and administrative areas, and were a direct result of the cost reduction initiatives that took effect last year coupled with another round of cost reductions that took place in April of this year. The primary savings are in the reduction of salaries and related benefits, contract labor and services, travel, investor relations and legal expenses.

Other income was $4,000 in the second quarter of fiscal 2003, compared to other expense of $24,000 in the second quarter of fiscal 2002. This change was primarily due to a gain of $30,000 realized from the sale of assets in the second quarter of this year.

As a result of the increased revenue, the improvement in gross margin, the reduction in operating expenses and the change in other income, the Company’s net loss of $396,000 in the second quarter of fiscal year 2003 represents an improvement of $849,000 when compared to the net loss of $1,245,000 recorded in the second quarter of fiscal year 2002.

Terry Rixford, microHelix senior vice president of finance, commented, “Last quarter I noted that management was committed to reducing losses to improve the Company’s ability to finance ongoing requirements through current operations, and I am pleased that we made significant progress in achieving that goal in the past three months. I am gratified that the benefits of our cost reduction and cost containment actions by all employees in the Company are finally beginning to show results, as we indicated at the conclusion of the first quarter. I am also very pleased that for the first time since the Company went public, we had a positive cash flow from operations in the quarter just completed.”

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Mr. Rixford continued, “As of the quarter ended June 30, 2003, our cash position was $803,000 compared to $236,000 at the end of the prior quarter, March 31, 2003, or an increase in cash of $567,000. Of this increase, approximately $50,000 was generated through operations and the balance was raised through a combination of a sale-leaseback transaction and short-term working capital financing. We intend to build on these accomplishments and intend to continue to manage our cash on a very conservative basis.”

Mr. Pettit concluded, “For the past nine months we have been concentrating on controlling our costs, focusing our sales efforts and putting in place practices that allow us to improve our business operations. We have made considerable headway in all these areas but we continue to be a supplier to a limited number of Original Equipment Manufacturers (OEMs) and susceptible to their quarterly demand fluctuations. We continue to broaden our customer base in an effort to reduce our dependency on a few OEMs. We are making progress in this area. I am pleased with the improvements that we made in the second quarter and I expect that our sales gain in the second half of this year will match or exceed the sales gains that we have realized during the first half of this year.”

Management will discuss these financial results in a conference call at 4:15 P.M. ET, Monday, July 28, 2003. Interested parties can access the call by dialing (877) 858-9308 or by accessing the web cast at http://www.microhelix.com. A replay of the call will be available at (706) 645-9291 through July 30, 2003, access code 1810710, and the web cast can be accessed at http://www.microhelix.com for 30 days as well.

microHelix, Inc. is a leading designer, manufacturer and marketer of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets. microHelix’s interconnect systems are designed into devices manufactured by OEM customers and are used in applications like medical ultrasound probes, electrophysiology cardiac mapping catheters, left ventricular assist devices and pain management devices. microHelix has 13 approved U.S. patents and 12 pending patents covering proprietary micro-miniature methods of manufacturing electronic interconnect systems and related technology.

Statements in this press release including statements by Ty Pettit and Terry Rixford, other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the company’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the company’s products, general economic conditions, and such other risks and factors as are described from time to time in the company’s Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Financial Statements Follow

CONSOLIDATED STATEMENTS OF OPERATIONS (in 000s)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2003	2002	2003

SALES	$1,010	$1,478	$2,303	$2,489
COST OF SALES	1,307	1,295	2,409	2,364

GROSS PROFIT (LOSS)	(297)	183	(106)	125

OPERATING EXPENSES:
Research and development	124	135	254	438
Sales and marketing	220	134	414	291
General and administrative	580	314	1,128	598

Total operating expenses	924	583	1,796	1,327

LOSS FROM OPERATIONS	(1,221)	(400)	(1,902)	(1,202)
OTHER INCOME (EXPENSE):
Gain on sale of asset		30	—	30
Interest income	21	4	47	9
Interest expense and finance charges	(24)	(20)	(42)	(42)
Interest expense to shareholder	(21)	(10)	(49)	(28)

Other income (expense) — net	(24)	4	(44)	(31)

NET LOSS	$(1,245)	$(396)	$(1,946)	$(1,233)

BASIC AND DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	4,660	4,620	4,660	4,620

BASIC AND DILUTED NET LOSS PER SHARE	$(0.27)	$(0.09)	$(0.42)	$(0.27)

CONSOLIDATED BALANCE SHEETS (in 000s)

	12/31/02	6/30/03

ASSETS
CURRENT ASSETS:
Cash	$2,132	$803
Accounts receivable, net	1,155	816
Inventories	705	813
Prepaid expenses and other assets	111	114

Total current assets	4,103	2,546
PROPERTY, PLANT, AND EQUIPMENT — Net	1,546	1,577
INTANGIBLE AND OTHER ASSETS — Net	1,095	1,133

TOTAL	$6,744	$5,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$477	$515
Accrued liabilities	445	404
Line of credit	739	355
Short-term borrowing	—	140
Current portion of capital lease obligation		191
Notes payable to shareholder	535	148

Total current liabilities	2,196	1,753
LONG-TERM DEBT:
Deferred gain on sale-leaseback	—	274
Capital lease obligation	—	173
Note payable to shareholder	600	352

Total long-term liabilities	600	799

Total liabilities	2,796	2,552
SHAREHOLDERS’ EQUITY
Common stock	14,179	14,159
Additional paid in capital	6,485	6,488
Notes receivable from shareholders	(58)	(58)
Deferred compensation	(46)	(38)
Accumulated deficit	(16,612)	(17,847)

Total shareholders’ equity	3,948	2,704

TOTAL	$6,744	$5,256